Exhibit 15.1

High Times to Acquire the BIG SHOW

Most Recognizable Brand in Cannabis Announces Agreement to Acquire BIG Publications, and Events Business into its Professional Conference Portfolio

LOS ANGELES -- Dec. 14, 2018 -- High Times, the most well-known brand in Cannabis, today announced that it has entered into an agreement to acquire Buyers Industry Guide, the publication and production company responsible for the highly successful canna-conference series ‘the BIG Show.’ This B2B tradeshow which services the ancillary cannabis community gathers twice annually in Miami and Los Angeles, attracts over 10,000 industry guests annually.

The latest acquisition will expand on High Times’ impressive event production business, which includes entertainment festivals like the Cannabis Cup, Reggae On The River and industry events like the High Times Business Expo.

As more states legalize and the industry matures within a growing recreational market, the need for professional networking and informational events has never been greater. High Times hopes to capitalize on this growing trend with its latest acquisition.

“The Big Show has a great reputation throughout the industry, so to bring their brand in-house is really exciting. They’ve developed an impressive roster of attendees, and a loyal audience - we’re looking forward to continuing to add more resources and additional programming in future years,” Adam Levin, Chairman and CEO of High Times Holdings said.

Buyers Industry Guide, and its title event, ‘the BIG Show,’ has previously partnered with High Times for support in programming its event schedule, and has previously utilized High Times sales infrastructure.

“Working with High Times is a dream come true,” said Gustavo Gonzalez, the sole proprietor of Buyers Industry Guide. “I grew up reading their publication, and after meeting Adam and learning about his plans, I couldn’t imagine a more perfect marriage. High Times is rapidly evolving, pivoting away from solely focusing on media, into a true technology and services business. Receiving this kind of approval from these kingmakers reaffirms my belief that we’re on the right path, and doubles down on our belief that these types of events are not only beneficial, but necessary for the growth of this industry!”

The closing of the acquisition is subject to certain customary closing conditions. Accordingly, there is no assurance that the BIG Show transaction will be consummated. The transaction is expected to close during Q1 of 2019.

The announcement comes amidst High Times Regulation A+ crowdfunding campaign, which has already raised millions of dollars from over fifteen thousand investors across the globe.

About High Times

For more than 44 years High Times has been the world’s most well-known cannabis brand - championing the lifestyle and educating the masses on the benefits of this natural flower. From humble beginnings as a counterculture lifestyle publication, High Times has evolved into hosting industry-leading events like the Cannabis Cup and the High Times Business Summits, while providing digital TV and social networks, globally distributed merchandise, international licensing deals, and millions of fans and supporters across the globe. In the world of Cannabis, High Times is the arbiter of quality.

Forward Looking Statements

This press release may contain information about Hightimes Holding’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to maintain and grow its business, variability of operating results, its development and introduction of new products and services, marketing and other business development initiatives, competition in the industry, etc. Hightimes Holding encourages you to review other factors that may affect its future results in Hightimes Holding’s filings with the Securities and Exchange Commission, including its Form 1-A Offering Statement dated July 26, 2018 and all other subsequent filings, including its Current Reports on Form 1-U.

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